Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam Friedman	Jan Murley
	Adam Friedman Associates	The Boyds Collection, Ltd.
	212-981-2529 x.18	717-633-9898 x.2173
914-419-7384 (cell)
	adam@adam-friedman.com	j_murley@boydsstuff.com

THE BOYDS COLLECTION FILES VOLUNTARY PETITION FOR RELIEF UNDER

CHAPTER 11 OF U.S. BANKRUPTCY CODE, RECEIVES FINANCING

COMMITMENT, IN DISCUSSIONS REGARDING A PLAN OF REORGANIZATION

Gettysburg, PA – October 17, 2005 – The Boyds Collection, Ltd. (OTCBB:BOYD), a leading designer and manufacturer of unique, whimsical and “Folksy With Attitude(SM)” gifts and collectibles, on October 16 filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland.  The company said it is taking this action in an effort to restore its financial stability and ensure its long-term success without any disruption to the day-to-day operation of its business.

Boyds has received a commitment from D.E. Shaw Laminar Lending, Inc. for up to $8 million in debtor-in-possession financing which, upon bankruptcy court approval,  will provide funding for the company’s ongoing operations.

“After considering all available options, we have concluded that reorganization is the best course for Boyds,” said Jan Murley, Chief Executive Officer and Director. “With the burden of our debt leverage and weakness in several of our distribution channels, Boyds’ action will enable the company to realize the strong potential of our premium quality brand and core businesses.”

“At present we are working cooperatively with our lenders and holders of senior subordinated notes to develop a Reorganization Plan, which will address outstanding issues and provide a roadmap for the company’s profitability.  We are negotiating the terms of a restructuring plan with our secured lenders and intend to continue these negotiations with other creditor constituencies in the near term.  In the meantime, there are no short term liquidity issues, and we are hopeful that once the Plan is filed and accepted, we can exit from Chapter 11 quickly,” added Murley.

Boyds’ operations will not be impacted by the reorganization; it will continue to conduct its business in the usual manner.  The company said that it is asking for Bankruptcy Court approval to, among other things, continue payment of pre-petition and post-petition wages, salaries, incentive plans, medical, disability, severance, vacation and other benefits.  The company also said it will pay vendors, suppliers and other business partners under normal terms for goods and services they provide during the reorganization process.

“The dedication and hard work of our employees is critical to our success, and for that I thank them.  We appreciate the support our vendors and customers have shown us in the past, and continue to ensure that Boyds remains a viable and important partner to them.  We will continue to provide the high quality Boyds products for which our loyal and passionate consumers have come to know us.  Our management team and I are committed to leading the company through this difficult time and towards a brighter future,” Jan Murley concluded.

Houlihan Lokey Howard & Zukin Capital. Inc. is the financial advisory firm for The Boyds Collection and Kirkland & Ellis, LLP is the legal counsel.

About The Boyds Collection, Ltd.

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy with Attitude(SM)” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania and Pigeon Forge, Tennessee – “The world’s most humongous teddy bear store.”  Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998.  Information about Boyds can be found at www.boydsstuff.com

Cautionary Statement Regarding Forward-Looking Information

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and the industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

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